EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147105, 333-159746, 333-168023 and 333-169530 on Form S-8, No. 333-150734 on Form S-4, Nos. 333-147162, 333-156087 and 333-169927 on Form S-3 and No. 333-172012 of Bank of Montreal on Form F-4 of our reports dated March 1, 2011, relating to the consolidated financial statements of Marshall & Ilsley Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the announcement by the Corporation and Bank of Montreal that they had entered into a definitive agreement under which Bank of Montreal will acquire all outstanding shares of common stock of Marshall & Ilsley Corporation in a stock-for-stock transaction) and the effectiveness of Marshall & Ilsley Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 1, 2011